HEWLETT-PACKARD COMPANY
  TAX SAVING CAPITAL ACCUMULATION PLAN

  This section is a "Summary Plan Description" as required by the Employee Retirement Income Security Act of 1974 (ERISA). This section provides the highlights of the Plan, but it is far shorter and less technical than the official Plan documents. The official Plan documents are always used to determine when and what benefits will be provided under the Plan.

  You will Find Information About:                  On Page:

  What TAXCAP Offers You                               171
  TAXCAP: A Participant-Directed Investment Plan       172
  Who Can Join The Plan                                174
  When You May Join The Plan                           174
  How Much You May Defer                               174
  How Your Deferrals Can Reduce Your Current Taxes     175
  How Much HP Contributes                              175
  How Your TAXCAP Account Is Invested                  176
  When Payouts Are Made                                178
  How You Can Borrow From Your Account                 179
  Special Rules For Acquisition Employees              181
  How To Make Changes Or Receive Your Money            182
  How To Claim Benefits                                183
  If A Claim Is Denied                                 183
  How You Can Make Rollover Contributions              183
  What Circumstances Can Affect Your Benefits          184
  How The Plan Is Funded                               186
  How The Stock Purchase Plan Compares To TAXCAP       187


What TAXCAP Offers You

  Your retirement income comes from three sources: HP retirement benefits, Social Security benefits and your personal savings. The Company offers the Hewlett-Packard Company Tax Saving Capital
  Accumulation Plan (TAXCAP), as an integral part of the Hewlett-Packard Retirement Program to help you accumulate personal savings for retirement.

  TAXCAP provides you an incentive to save regularly for retirement on a pretax basis and gain additional contributions from HP.

  The Plan in Brief

  HP administers and sponsors TAXCAP. HP determines eligibility for participation and benefits, interprets the Plan and authorizes certain transactions.

  Fidelity Investments (Fidelity), a group of affiliated financial service companies, is the full-service provider for TAXCAP. Full service is a package which offers recordkeeping, trustee and investment management services. Headquartered in Boston, with 78 branches nationwide, Fidelity is one of the largest and best known investment management organizations in the country. The firm currently manages more than $290 billion for more than 10 million individual and institutional accounts. As a leader in the mutual fund industry, Fidelity has developed both investment products and services that are now standard for the industry.

  If you are a regular full-time or regular part-time employee, you become eligible to join TAXCAP on the first February 1, May 1, August 1, or November 1 which is one year after your original hire date. After you have satisfied the eligibility requirements, you may join TAXCAP in any subsequent pay period.

  Under TAXCAP, you can elect to have HP defer from 1 to either 10 or 12 percent of your pay into your TAXCAP account through payroll deductions. The maximum percent of your pay that you can contribute to TAXCAP each plan year is based on what you earned during the previous 12 months. The TAXCAP plan year changed to a calendar year starting January 1, 1995.
  Prior to that, the TAXCAP plan year ran from August 1 through July 31.
  If your annual HP compensation is less than an amount defined by federal tax laws ($80,000 for 1996), you can defer up to 12 percent of your pay to TAXCAP during 1997. You will be informed on your last earnings statement in December of each year whether your TAXCAP deferral limit is 10 percent or 12 percent for the following year.

  You may participate in both TAXCAP and the Stock Purchase Plan. If you contribute to the Stock Purchase Plan at 5 percent or less, you may contribute to TAXCAP as described above. If you contribute to the Stock Purchase Plan at 6 percent or more, your combined TAXCAP and Stock Purchase Plan contributions cannot exceed 10 percent.

  HP contributes $1 for every $1 you contribute of the first 1 percent, 2 percent or 3 percent of your pay. HP contributes $.50 for every $1 you contribute on the next 2 percent of your pay. Contributions above 5 percent of your pay are not matched by HP.

  You choose how you want to invest your TAXCAP account among nine options: six mutual funds from the Fidelity family of funds, two mutual funds outside the fidelity family of funds plus the HP Stock Fund. These options reflect risk versus investment return opportunities ranging from conservative to aggressive.

  Saving in TAXCAP reduces your current income taxes. This is because deferrals to your TAXCAP account are made before federal and most state income taxes are calculated. In addition, you do not pay any taxes on amounts in your account as long as they remain in TAXCAP.

  TAXCAP is offered to help you meet your long range retirement goals. Your full account value is paid when you leave HP or die. Because of the tax advantages the Plan offers you, the government limits withdrawals of your account before these events. While you are an active employee, you can make in-service withdrawals either after you reach age 59 1/2 or for reasons of hardship. You can also borrow money from your account while you are an active employee.

  The following pages describe the main provisions of TAXCAP. The ERISA Information section of this book contains administrative details and other information about the Plan.

  The following special terms used to describe the provisions of the Plan are more fully defined in the Glossary:

  defer or deferrals
  fiscal quarter
  fiscal year
  pay
  Pension Benefit Guaranty Corporation (PBGC)
  TAXCAP
  valuation date
  vested
  years of service


  TAXCAP: A Participant-Directed Investment Plan

  TAXCAP requires that you decide how the assets in your account are invested. TAXCAP is intended to be a "404(c) plan" which means it is described in Section 404(c) of ERISA and Section 2550.404(c)-1 of Title 29 of the Code of Federal Regulations. Plan fiduciaries of a 404(c) plan like TAXCAP are not liable for plan losses that are the direct and necessary result of your investment instructions. The following information is given to you so that TAXCAP will comply with
  Section 404(c) and applicable regulations under ERISA.

  Required Information              Description of Information or Source
  --------------------              -------------------------------------

  Investment Alternatives           See page 176 of this HP
                                    Benefits Summary.  Also see
                                    the TAXCAP Quarterly
                                    Participant Statement
                                    supplement mailed to your home
                                    every three months.  Also see
                                    mutual fund prospectuses
                                    mailed to your home on request
                                    from Fidelity at 800-457-4015
                                    and when you first invest in a
                                    mutual fund.

  Investment Managers               Fidelity Management and
                                    Research Company serves as
                                    advisor to the Fidelity mutual
                                    funds offered under TAXCAP
                                    (except the HP Stock Fund).
                                    Pilgrim Baxter & Associates
                                    serves as advisor to the
                                    Pilgrim Baxter Growth Fund.
                                    Templeton Worldwide Incorporated
                                    serves as advisor to the Templeton
                                    Foreign Fund.

  Investment Instructions           See page 174 When You May Join
  by Participant                    The Plan and page 177 Fund
                                    Information of this HP
                                    Benefits Summary.

  Transaction Fees in Connection    There are no transaction fees
  With Purchase or Sale of          imposed on the purchase, sale or
  Investment Alternatives           exchange of the investment
                                    alternatives in TAXCAP.  See
                                    the mutual fund prospectuses
                                    for the operating expenses
                                    imposed within each mutual
                                    fund.

  Funds Prospectus on Initial       After the initial investment
  Investment                        in a TAXCAP investment
                                    alternative (other than the HP
                                    Stock Fund), Fidelity will
                                    mail a copy of the most recent
                                    fund prospectus to the
                                    participant.

  Investment Alternative            Fidelity Management Trust
  Voting Rights                     Company, the TAXCAP Trustee,
                                    will mail the notice of
                                    meetings and all proxy
                                    solicitation materials
                                    relating to voting, tender or
                                    similar rights to each
                                    participant invested in a
                                    TAXCAP investment alternative
                                    (other than the HP Stock Fund)
                                    to the extent voting rights in
                                    the mutual fund are available
                                    to fund investors.  The
                                    procedures for voting HP stock
                                    are described in Section 4 of
                                    the Trust Agreement Pursuant
                                    to the Hewlett-Packard Company
                                    Tax Saving Capital Accumulation
                                    Plan available from HP upon request.

  HP Stock Fund Purchase, Holding,  Information regarding the purchase,
  Sale and Voting of HP Stock       holding and sale of HP stock and
  (see page 177 for description     the exercise of voting, tender and
   of HP Stock Fund.)               similar rights with respect to HP
                                    stock by participants is maintained
                                    under procedures intended to safeguard
                                    confidentiality.  The purchase, holding
                                    and sale of HP stock is governed by
                                    the procedures described in this HP
                                    Benefits Summary at page 174 When You
                                    May Join The Plan and at page 177 Fund
                                    Information. Voting, tender and similar
                                    rights with respect to HP stock are
                                    passed through to participants and these
                                    rights are exercised confidentially as
                                    with any HP shareholder.  The procedures
                                    for voting HP stock are described in
                                    Section 4 of the Trust Agreement Pursuant
                                    to the Hewlett-Packard Company Tax Saving
                                    Capital Accumulation Plan available from
                                    HP upon request.  These procedures are
                                    monitored and carried out by:

                                    1.     Fidelity Management Trust
                                           Company, as a plan
                                           fiduciary and TAXCAP
                                           Trustee

                                           82 Devonshire Street
                                           Boston, Massachusetts 02109
                                           Telephone: (617) 570-7000

                                    2.     Harris Trust and Savings
                                           Bank, as HP's stock
                                           transfer agent and agent of
                                           the TAXCAP Trustee

                                           111 West Monroe Street
                                           Chicago, IL 60604
                                           Telephone: (312) 461-5545


  Required Information    Description of Information or Source
  ----------------------  ------------------------------------

  General and             General and participant-specific
  Participant-Specific    investment information is provided by Fidelity
  Investment Information  Investments, 82 Devonshire Street, Boston,
                          Massachusetts, 02109.  The following
                          information sources can be requested from Fidelity by phone at 800-457-4015. The
                          TAXCAP Quarterly Participant Statement and
                          Statement Supplement are mailed to each
                          participant every three months.


                               Information Sources

                                         Mutual Fund  TAXCAP        Fidelity
                           Mutual Fund   Annual/      Quarterly     TAXCAP
                           Prospectus    Semiannual   Participant   Automated
                                         Report      Statement and  Phone
                                                      Statement     Service
                                                      Supplement
                           -----------   ----------  -------------  ---------
 A.  Annual Operating
     Expenses of Available
     Investment Alternatives    X

 B.  Copies of Prospectuses     X

 C.  Copies of Financial
     Statements and Reports
     of Available Investment
     Alternatives                            X

 D.  List of Assets in the
     Portfolio of Available
     Investment Alternatives                 X

 E.  Value of Shares/Units in
     Available Investment
     Alternatives               X            X            X             X

 F.  Past and Current
     Investment Performance
     of Available Investment
     Alternatives               X                         X             X

 G.  Value of Shares/Units in
     Designated Investment
     Alternatives in
     Participant's Account                                X             X


 Who Can Join The Plan

 You are eligible to join TAXCAP if you are a regular full-time or regular part-time employee on the U.S. payroll except employees in Puerto Rico. You are not eligible to join TAXCAP if you are classified in any other employment status. If you meet the eligibility requirements, you may enroll in TAXCAP - enrollment is not automatic.

 When You May Join The Plan

 You may join TAXCAP starting with the first entry date one year after your original hire date. Entry dates are February 1, May 1, August 1, and November 1. TAXCAP Administration will let you know when you first become eligible.

 For Example:
 If your hire date is May 1, 1995, (the first business day of the quarter), you may first enroll on May 1, 1996, your first entry date. If you choose not to enroll on May 1, 1996, you may enroll during any subsequent pay period.

 You can enroll in TAXCAP via HP's Telephone Activated Benefits
 System - TABS. TABS phone number is 800-262-TABS (8227) or Telnet 857-TABS (8227). When you call TABS you must enter your desired deferral percentage and specify the investment mix you want in whole percent increments. Investment mixes must total 100 percent. Once you have enrolled in TAXCAP via TABS, your participation will begin in the first pay period after you become eligible.

 Your Beneficiary

 Once you enroll via TABS, you should also name a beneficiary to receive your TAXCAP benefits at your death. A TAXCAP Beneficiary Form #0070 is available on Personnel on the Web. If you are married, your spouse will automatically be your sole beneficiary. If you wish to name someone other than your spouse as beneficiary for any part of your TAXCAP benefit, federal law requires that you obtain your spouse's written consent. The spouse's written consent must be given on the beneficiary form. This consent must be witnessed by a Plan representative or a notary public.
 If your spouse does not provide consent, the full value of your account will be paid to your spouse in the event of your death, regardless of whom you have named as beneficiary. If you remarry, any previous consent is no longer valid and you must obtain your new spouse's consent. To change your beneficiary, you must complete a new beneficiary form and submit it to the U.S. Employee Service Center (USESC).

 If you do not name a beneficiary or if your beneficiary is not living at the time of your death payment of your TAXCAP account will be made, in the following order, to:

 your surviving spouse/domestic partner
 your surviving children in equal portions your surviving parents in equal portions your estate

 How Much You May Defer

 You may defer up to 10 percent or 12 percent of your pay. You will be informed on your earnings statement for the pay period ending December 15 the maximum percentage you are eligible to defer for the following calendar year. Generally, pay is your regular wage or salary. Pay is defined more completely in the Glossary at page 221 for purposes of both the 10 or 12 percent deferral limit and the type of pay which is subject to deferral.

 You may participate in both TAXCAP and the Stock Purchase Plan.
 If you contribute to the Stock Purchase Plan at 5 percent or less, you may contribute to TAXCAP as described above. If you contribute to the Stock Purchase Plan at 6 percent or more, your TAXCAP and Stock Purchase Plan contributions cannot exceed 10 percent. These limits are shown in the following tables:

 This table applies to you only if your TAXCAP plan year compensation is more than an amount defined by federal tax laws ($80,000 for the plan year ending December 31, 1996).

          Stock       TAXCAP         Combined      Total
        Purchase      Maximum        Maximum      Company
      Contribution  Contribution   Contribution    Match
           (%)         (%)            (%)          (%)

           10          0              10           5
            9          1              10           5 1/2
            8          2              10           6
            7          3              10           6 1/2
            6          4              10           6 1/2
            5          10             15           6 1/2
            4          10             14           6
            3          10             13           5 1/2
            2          10             12           5
            1          10             11           4 1/2
            0          10             10           4


 This table applies to you only if your TAXCAP plan year compensation is less than an amount defined by federal tax laws ($80,000 for the plan year endig December 31, 1996).

          Stock       TAXCAP         Combined      Total
        Purchase      Maximum        Maximum      Company
      Contribution  Contribution   Contribution    Match
           (%)         (%)            (%)          (%)

           10          0              10           5
            9          1              10           5 1/2
            8          2              10           6
            7          3              10           6 1/2
            6          4              10           6 1/2
            5          12             17           6 1/2
            4          12             16           6
            3          12             15           5 1/2
            2          12             14           5
            1          12             13           4 1/2
            0          12             12           4

 As soon as your TAXCAP contribution equals the maximum amount ($9,500 in 1997) allowed by the Internal Revenue Service, you may participate in the Stock Purchase Plan at 10 percent of your pay for the rest of the calendar year. If you are participating in the Stock Purchase Plan at the time you reach the TAXCAP IRS limit, your participation in the Stock Purchase Plan will be increased automatically.

 You may change your deferral rate any pay period. You can stop your deferrals at any time. However, when your deferrals stop, so do HP's contributions. Once you have stopped, you can resume your deferrals as of any February 1, May 1, August 1, or November 1. Your deferrals are paid into the trust and invested in your designated investment alternatives on the scheduled HP paydays.

 How Your Deferrals Can Reduce Your Current Taxes

 Federal and most state income taxes are based on the portion of your pay remaining after your deferrals have been taken. Therefore, participating in TAXCAP lowers your current federal taxable income and possibly lowers current state and local taxable income.

 For Example:
 Assume your annual pay is $35,000 and you elect to defer 6 percent in TAXCAP. Your annual deferral will be $2,100. Although your actual pay is $35,000, your taxable pay will be $32,900. This is because you are deferring $2,100 in TAXCAP before taxes.

 As of late 1994, the state of Pennsylvania and some cities are the only tax-levying entities that consider your contributions to be part of your taxable income. Your contributions are also subject to FICA (Social Security withholding tax).

 How Much HP Contributes

 HP contributes $1 for every $1 you contribute of the first 1 percent, 2 percent or 3 percent of your pay. HP contributes $.50 for every $1 on the next 2 percent you defer in the Plan. Contributions above 5 percent are not matched by HP. You do not pay any income taxes on HP's contributions until you receive them from the Plan.

 Your Contributions      HP Contributions

 1 percent of your pay   1 percent of your pay
 2 percent               2 percent
 3 percent               3 percent
 4 percent               3 1/2 percent
 5 percent               4 percent
 6 percent or more       4 percent

 HP's contributions are paid into the trust and are invested in your designated investment alternatives after the end of each fiscal quarter. HP's contributions will be added to your account if you:

 * Are an employee on the last business day of the fiscal quarter.

 * Retired from HP during the fiscal quarter at age 55 or older with at least 15 years of service, as defined in the Retirement Plan.

 * Died during the fiscal quarter.

 How Your TAXCAP Account Is Invested

 You can choose to invest the money in your TAXCAP account among the nine investment alternatives described below. Investment earnings or dividends will be reinvested in the options you have chosen and included in your account balance. You can invest your account entirely in one option or you can divide it among the nine options, in any whole percentage combination. Investment mixes must total 100 percent.

 For Example:
 You can choose to invest 100 percent in one option or choose to invest 15 percent in one option, 64 percent in another, 16 percent in a third, and 5 percent in a fourth.

 After the end of each pay period, your deferrals are invested as you choose. In the following paragraphs, the options are described beginning with the most conservative and ending with the most aggressive.

 * Fidelity Retirement Money Market Portfolio - Retirement Money Market Portfolio is a money market fund. It seeks as high a level of current income as is consistent with the preservation of principal and liquidity. It invests in high-quality, U.S. dollar-denominated money market instruments of U.S. and foreign issuers. While the Portfolio seeks to maintain a $1.00 share price, there is no assurance that it will be able to do so. An investment in the Portfolio is not insured or guaranteed by the U.S. government. The Portfolio's yield will fluctuate. Retirement Money Market Portfolio is a conservative, relatively low-risk investment.

 * Fidelity Intermediate Bond Fund - Intermediate Bond Fund is an income fund. It seeks a high level of current income by investing primarily in high and medium grade fixed income obligations. These fixed income obligations include corporate bonds, mortgage securities, bank obligations and U.S. government and agency securities. The Fund's dollar-weighted average portfolio maturity ranges between three and ten years. The Fund's share price, yield and return will fluctuate.

 * Fidelity U.S. Equity Index Portfolio - U.S. Equity Index Portfolio is a growth and income fund. It seeks investment results that correspond to the total return performance of the S&P 500 Index, which is comprised of common stocks. Dividend amounts will vary. The Portfolio's share price and return will fluctuate.

 * Fidelity Growth & Income Portfolio - Fidelity Growth & Income Portfolio is a growth and income fund. It seeks long-term capital growth, current income and growth of income. It invests primarily in the securities of companies with the potential for growth of earnings while paying current dividends. Consistent with the objective, the Portfolio's manager will generally sell securities of companies for which dividends fall to a level lower than the yield of the S&P 500. The Fund's share price, yield, and return will fluctuate.

 * Fidelity Magellan Fund - Magellan Fund is a growth fund. It seeks long-term capital appreciation by investing in the stocks of both well-known and lesser-known companies with potentially above-average growth potential and a correspondingly higher level of risk. Securities may be of foreign and domestic companies. The Fund's share price and return will fluctuate.

 * Fidelity Contrafund - Fidelity Contrafund is a diversified growth fund. It seeks capital appreciation. It invests in the securities of companies that are believed to be undervalued or out of favor with the market. Contrafund invests in the common stock and securities convertible into common stock of all types of companies, and in all industries. Contrafund generally invests in smaller to medium size companies which may carry a higher degree of risk. From time to time, international securities may be purchased by the Fund. When market conditions warrant, the Fund may also invest temporarily in debt securities. The Fund's share price and return will fluctuate.

 * Templeton Foreign Fund (Effective February 1, 1996.) The Templeton Foreign Fund is an international stock fund. It seeks long-term capital growth by investing primarily in stocks of companies outside the United States. International investments can present the potential for expanded investment opportunities over domestic funds, significant growth potential, as well as an opportunity through diversification to reduce overall equity portfolio risk. Foreign investing can also involve special considerations, including currency fluctuations and political uncertainty. Share price and return will fluctuate.

 * Pilgrim Baxter Growth Fund (Effective February 1, 1996.) The PBHG Growth Fund seeks capital appreciation by investing in small companies that have an outlook for strong growth in earnings and potential for significant capital appreciation. To maximize returns and limit risk, a disciplined investment approach, which is both quantitative and fundamental in nature is employed. Because of the small, growth oriented nature of the companies that the Fund invests in, the Fund's market price will undoubtedly experience more volatility than the market in general. There is no guarantee that the Fund will meet its objective and the price and returns will fluctuate.

 * Hewlett-Packard Stock Fund - The Hewlett-Packard Stock Fund enables you to become a stockholder in the Company and to participate in HP's growth by investing almost exclusively in Hewlett-Packard Common
   Stock. Like a mutual fund, this option holds a small percentage of high-quality money market instruments providing the option with same day exchangeability without the five-day-settlement period normally associated with purchases and sales of common stocks. Unlike a mutual fund, this option is neither a managed nor diversified portfolio and is subject to both the normal external factors affecting the general level of stock prices and to specific factors affecting HP. As a TAXCAP participant investing in the Hewlett-Packard Stock Fund, you have the right to vote the full shares of stock represented by your TAXCAP account. Each year before the annual meeting, information will be mailed to you that will enable you to exercise your voting right.

 If you do not specify how your account is to be invested when enrolling through TABS, the entire amount will automatically be invested in the Fidelity Retirement Money Market Portfolio which is the most conservative investment. This also applies when you enroll through the TAXCAP Activity form.

 Once you have enrolled in TAXCAP you may change your investment mixes for future contributions in 1 percent increments as often as you feel necessary by calling Fidelity at their toll free number 800-457-4015. You may also exchange your current account balance as often as you feel necessary by calling Fidelity at this number.

 Fund Information

 To obtain your current account balances or performance and investment information about the funds offered in TAXCAP, call the Fidelity toll-free automated phone line at 800-457-4015, 24 hours a day, seven days a week. To access your account, you must have your Social Security number, and your Personal Identification Number (PIN) with Fidelity. To establish a Fidelity PIN, you will need to pass the security check by providing your Social Security number, your date of birth, and your employee number (eight digits - you must enter leading zeros). The fund codes are:

 Fidelity Retirement Money Market Portfolio     0630
 Fidelity Intermediate Bond Fund                0032
 Fidelity U.S. Equity Index Portfolio           0650
 Fidelity Growth & Income Portfolio             0027
 Fidelity Magellan Fund                         0021
 Fidelity Contrafund                            0022
 Templeton Foreign Fund                         9500
 Pilgrim Baxter Growth Fund                     9706
 HP Stock Fund                                  8655

 To exchange existing assets from one investment option to another or to redirect your future contributions to a different investment option with the help of a Fidelity representative, you can call the same toll-free number, 800-457-4015. A Fidelity representative is on duty from 8:30 am to 12:00 am Eastern Time. FIDELITY REPRESENTATIVES CAN ONLY GIVE INFORMATION ABOUT THE FUNDS AND LIMITED PLAN INFORMATION. THEY CANNOT PROVIDE FINANCIAL ADVICE.

 If you have a hearing impairment, you can call Fidelity toll-free at 800-835-5089 (if you have a TDD) to conduct account transactions or to get specific information about your TAXCAP account. A Fidelity representative will be available to answer your questions any business day from 8:30 am to 8:00 pm Eastern Time.

 Quarterly Participant Statements

 Approximately four weeks after the end of each fiscal quarter you will receive a statement from Fidelity summarizing all of your account activity and administrative costs since the last statement and the total value of your account.

 The information provided includes:

 * the beginning balance, which is the closing balance from the previous statement

 * investment performance (gains or losses)

 * investment elections (mixes)

 * any fund exchange activities that you authorized for the quarter

 * your deferrals for the quarter

 * loan information

 * HP's contributions for the quarter

 * your ending balance


 How You Vest in Your Account

 You are 100 percent vested in the value of all funds contributed to your account from the moment they are placed in your account. This includes your deferrals, HP's contributions, rollover contributions, and gains or losses. The trustee holds the assets for your exclusive benefit and they cannot be used for any other purpose.

 Being immediately 100 percent vested does not mean you have immediate access to the funds. Rather, it means that 100 percent of your account can be distributed if you leave HP or die.

 When Payouts Are Made

 The primary purpose of TAXCAP is to help you meet your retirement goals. Therefore, your account value is only payable when you leave
 HP or die. EXCEPTIONS: While you are still an HP employee, you can request an in-service hardship withdrawal, or after you reach age 59 1/2, you can withdraw all or part of your account.

 When Your HP Career Ends

 The full value of your TAXCAP account is payable when you leave HP or die. The distribution options you have are:

 * lump sum amount in cash

 * HP stock and cash (only available for that portion of your account invested in HP Stock Fund) payable to you

 * a direct rollover from TAXCAP to a Fidelity Investments Individual Retirement Account (IRA)

 * a direct rollover from TAXCAP to any other Individual Retirement Arrangement or another employer's Qualified Retirement Plan

 At the time of termination, the U.S. Employee Service Center (USESC) will mail you information on how to complete the TAXCAP distribution process, including a federally required Tax Notice.

 Upon their notice from the USESC of your termination, Fidelity will send to your home address, a termination kit describing your distribution options.

 You will then be able to request your distribution by calling Fidelity Investments at 1-800-457-4015 on business days between 8:30 a.m. and 12:00 a.m. Eastern time to speak with a Fidelity telephone representative. No distribution forms are needed.

 Any benefit paid from TAXCAP will be based on the closing price of the New York Stock Exchange on the business day you call Fidelity for your distribution (if you call before 4:00 p.m. Eastern time). If you call after 4:00 p.m. Eastern time, your distribution will be valued as of the close of the market on the following business day.

 Exceptions:

   - If you are an employee who had money transferred from the Avantek, AOT, EEsof or CMS 401(k) plans to TAXCAP with the acquisition, you will be required to submit TAXCAP distribution forms including spousal consent. These forms will be provided to you by the USESC in the packet that is sent to your home at the time of your termination. The completed forms should be sent to TAXCAP Administration for processing.

   - If you are a beneficiary of a deceased HP employee, distribution forms will be provided to you by the USESC. Completed forms should be returned to the USESC who will forward them to TAXCAP Administration for processing.

 If you elect a direct rollover form of payment, no federal or state income tax withholding will apply to the amount directly rolled over.
 If you elect to have a portion of your TAXCAP account paid directly to you, that portion of the distribution and any loan amount outstanding in your account will be subject to mandatory 20 percent federal income tax withholding and, where applicable, elective state income tax withholding. You can avoid the mandatory federal income tax withholding by electing to roll over 100 percent of your distribution through the direct rollover options.

 If you elect to be paid in HP stock for your investments in the TAXCAP HP Stock Fund, you will receive an HP stock certificate for the equivalent number of whole shares in your TAXCAP HP Stock Fund. The remainder of your TAXCAP account after the stock shares are issued will be paid in cash.
 This distribution is subject to the mandatory 20 percent federal income tax withholding. However, income tax will be withheld only to the extent of your cash distribution.

 If your account is less than $3,500, and you do not request a distribution, your account will be paid out as a lump sum cash distribution. Once a quarter, accounts of all terminated employees are reviewed. If your account balance is less than $3,500, a letter will be sent to your home address as it appears on the Fidelity system informing you that your account will be distributed as a cash distribution unless you make an election within 60 days. If no election is made, and your account remains less than $3,500 after the 60 days, your account will be distributed in cash. If after the 60 days, your account balance exceeds $3,500, no automatic distribution will occur.

 If you do not request a distribution before you reach age 65, Fidelity will automatically distribute your account balance to you at age 65 in cash.

 If you have a loan outstanding at termination see "Loan Outstanding at Termination" on page 181.

 While You Are an HP Employee Age 59 1/2 and Hardship Withdrawals

 Withdrawals from TAXCAP are available after age 59 1/2. After you reach age 59 1/2, you may withdraw all or part of your account. The minimum amount you can withdraw is $1,000, or if there is less in the account, the entire value of the account. The withdrawal will be subject to mandatory 20 percent federal income tax withholding unless it is directly rolled over. The withdrawal will not be subject to the 10 percent early withdrawal tax penalty.

 Hardship withdrawals are available to participants who meet certain stringent Internal Revenue Service (IRS) requirements. The maximum withdrawal amount available is specified by IRS Regulations. The following financial needs qualify a participant for a TAXCAP hardship withdrawal:

 * Unreimbursed medical expenses for you, your spouse or dependents.

 * Purchase or construction of your principal residence.

 * Payment of tuition and related educational fees for the next 12 months of post-secondary education for you, your spouse, your children, or dependents.

 * Prevention of eviction from or foreclosure on the mortgage on your principal residence.

 * Funeral expenses of a family member.

 As a further requirement for applying for a hardship withdrawal, you must exhaust all other financial resources available to you. One of these resources is loans available through TAXCAP. You must have two TAXCAP loans outstanding prior to applying for a hardship withdrawal. If you are not eligible to apply for a loan, then you may apply for a hardship withdrawal directly.

 As a condition of receiving your hardship withdrawal, the IRS requires that you will be unable to contribute to TAXCAP or the Stock Purchase Plan until the beginning of the quarter following one year from the date of your hardship withdrawal. The combined amount of your deferrals into TAXCAP for the year you request a hardship withdrawal and the next calendar year will be limited to the next year's maximum employee pre-tax contribution limit as set by the IRS. ($9,500 for calendar year 1997).

 The minimum withdrawal amount is the lesser of $1,000 or all that is available. All withdrawals are subject to mandatory 20 percent federal income tax withholding unless directly rolled over. Hardship withdrawals may be subject to a 10 percent early withdrawal tax penalty. There are exceptions to the 10 percent tax penalty so you should consult your accountant or tax advisor. Withdrawals are funded through the sale of your TAXCAP investments beginning with the most conservative and progressing to the most aggressive investment fund.

 To request a withdrawal, call Fidelity at 800-457-4015 for your maximum available withdrawal amount and an application. Fill out the required information and mail the application to Hewlett-Packard Company, TAXCAP Administration, 3000 Hanover Street, Palo Alto, California, 94304, MS 20BAX.

 In-service withdrawal requests are processed each business day by TAXCAP Administration, and checks are issued from Fidelity within seven business days after the application is received by TAXCAP
 Administration.

 Special rules apply for in-service withdrawals for certain acquisition employees, (see page 181 for details).

 How You Can Borrow From Your Account

 While you are an active employee, regular full-time or regular part-time, you can borrow from your TAXCAP account. You cannot borrow from your account if you are on a medical, military, personal or Family and Medical Leave Act leave of absence, or receiving benefits under the Income Protection Plan.

 The maximum amount available is 50 percent of the account balance (including outstanding loan amounts) on the date of valuation less any loan balance outstanding. The total of all loans is limited to $50,000 minus the highest loan balance outstanding during the prior 12-month period. Loans are subject to a $1,000 minimum. No more than two loans can be outstanding at any time.

 This chart shows the maximum outstanding loan amount you may have at any one time.

 If your TAXCAP account           The maximum/outstanding
     balance is...                    loan amount...

   $2,000-$100,000                    50 percent of
                                     account balance

      $100,000+                         $50,000

  To initiate a loan, call Fidelity at 800-457-4015. Once you have provided the proper security information, the Fidelity representative will guide you through the steps of the loan process and inform you of any restrictions that may apply (maximum allowable loan amount, etc.).

 Your eligibility for a loan is based on your account value as of the date you call Fidelity to request a loan.

 Once the details of the loan transaction have been agreed to and confirmed by phone, the Fidelity representative will generate a TAXCAP Loan Agreement and Promissory Note that will be mailed to your home address on file at Fidelity. Upon receipt of the TAXCAP Loan Agreement and Promissory Note, you must review the information to make sure everything is correct. The loan amount will be liquidated from your account on the same day that you call (if the call is received at Fidelity before 4:00 p.m. Eastern Time). Your loan check will automatically be generated from Fidelity and mailed to your home address on file at Fidelity on the second business day after the original call from you to initiate the loan. There is endorsement disclosure information on the back of the loan check that states by endorsing the loan check, you have entered a legally binding contract with TAXCAP, and that you have agreed to all the terms and conditions under the loan provisions in the Hewlett-Packard Company Tax Saving Capital Accumulation Plan. If the terms in the TAXCAP Loan Agreement and Promissory Note are not correct, do not sign, cash or deposit your loan check. Call a Fidelity plan representative immediately at 800-457-4015.

 * Special rules for certain acquisition employees apply here (see page 181 for details).

 How Your Loan Is Funded

 Your loan will be funded through the sale of your TAXCAP investments in the following order:

      Fidelity Retirement Money Market Portfolio
      Fidelity Intermediate Bond Fund
      Fidelity U.S. Equity Index Portfolio
      Fidelity Growth & Income Portfolio
      Fidelity Magellan Fund
      Fidelity Contrafund
      Templeton Foreign Fund
      Pilgrim Baxter Growth Fund
      Hewlett-Packard Stock Fund

 For Example:
 You have a total of $30,000 in TAXCAP investments. You have $10,000 in the Retirement Money Market Portfolio, $10,000 in the Intermediate Bond Fund and $10,000 in the Magellan Fund. If you want to take a $15,000 loan, $10,000 will come from your Retirement Money Market Portfolio and the remaining $5,000 will come from your Intermediate Bond Fund.

 How You Repay Your Loan

 You repay your loan through automatic, irrevocable payroll deductions. You can choose to repay the loan over one, two, three, or four years. TAXCAP loan interest rates are determined by the prime rate on the last business day of the month preceding the loan request plus 1/2 percent. The loan interest rate may change monthly. TAXCAP loans are amortized on a semi-monthly basis. Amounts repaid are reinvested semi-monthly based on your investment elections (mixes) in effect at the time of reinvestment.

 Payroll deductions for your loan will begin approximately two weeks after receipt of the loan distribution check. Repayments, including interest paid, will be taken out of your paycheck each payday. Payroll deductions CANNOT be discontinued until the loan is fully repaid.

 Loan Prepayment

 If you wish, you may prepay the full amount of the outstanding principal and accrued interest without penalty. You cannot make partial prepayments except in the case of certain leaves of absence.

 To initiate a prepayment, you can call Fidelity at 800-457-4015. Once you have provided the proper security information, the Fidelity representative will guide you through the steps of the prepayment process. The Fidelity representative will provide you with the prepayment amount and the terms of the prepayment transaction.

 Once you have agreed to the terms of the prepayment, send a money order, cashier's check or HP Credit Union teller check payable to "Fidelity Investments" and mail to:

      Fidelity Investments
      Client Service Operations
      P.O. Box 9029
      Boston, MA 02205-0929

 The prepayment will be invested according to your investment elections (mixes) on file at the time of repayment to the TAXCAP trust fund.
 The next statement that you receive will reflect that your loan is paid in full.

 If you are transferring to a foreign entity or to HP's Flex Force as an Internal Temporary Worker, you must prepay your loan in full prior to transfer.

 Loan Repayment while on Leave of Absence

 If you have a TAXCAP loan outstanding and you are receiving a disability benefit (medical leave only) your loan repayment will be taken from your disability benefit and any FTO pay you receive from HP.

 If you have a TAXCAP loan outstanding and you are on unpaid leave of absence your loan repayments will be suspended. When you return from the leave of absence, your loan payroll deductions will resume. The Internal Revenue Code and Internal Revenue Service (IRS) regulations do not permit a TAXCAP loan to be extended beyond the 60th month from the date the loan was taken. If the 60th month is reached while you are on a:

 * medical leave of absence (also during the Family and Medical Leave Act
   (FMLA) entitlement period for one's own illness), your outstanding loan amount and accrued interest will be considered a taxable distribution to you in that year. You will be taxed on the outstanding loan amount and the accrued interest owed on the loan as ordinary income.

 * personal leave of absence (also during the FMLA entitlement period for reasons other than one's own illness) or military leave, your outstanding loan amount will be considered a taxable distribution to you in that year. You will be taxed on the outstanding loan amount and the accrued interest owed on the loan as ordinary income. You will also have to pay a 10 percent penalty.

 YOU CAN REPAY THE LOAN IN FULL PRIOR TO THE 60TH MONTH AND AVOID
 TAXATION IN THAT YEAR.

 If you desire to make your loan payments during a personal leave of absence, the loan repayment procedure is as follows: You can initiate the process by calling TAXCAP Administration. They will determine the amount and timing of the repayment. You will be requested to forward your money order, cashier's check or HP Credit Union teller check made payable to Fidelity Investments. You will be given instructions on the rest of the process during the call. If applicable, you will resume payroll deductions upon returning to work. Repayments will be invested according to your investment election (mixes) on file at the time of repayment to the TAXCAP trust fund.

 Loan Outstanding at Termination

 If you leave HP while a loan is outstanding, the amount you owe will be subtracted from the payout of your TAXCAP account. For income tax purposes, HP will report the amount you owe on your loan as part of the total payout you received from the Plan. Therefore, the entire amount distributed from the Plan including the outstanding loan amount and interest due is taxable income and subject to 20 percent mandatory federal income tax withholding unless the part of your account actually distributed from TAXCAP is subject to a direct rollover. You can defer taxation on your loan amount by rolling over this amount to an Individual Retirement Arrangement (IRA) or a qualified plan within 60 days of the distribution. Once a quarter, accounts of terminated employees are reviewed. Terminated participants who have a TAXCAP loan outstanding will be sent a letter to their address file at Fidelity to notify them that the outstanding loan balance will be defaulted to a taxable distribution unless the loan is repaid in full within 60 days.

 Special Rules For Acquisition Employees

 If you were formerly employed by Avantek, AOT, EEsof or Colorado Memory Systems (CMS) and had money transferred from the Avantek, AOT, EEsof or CMS plan to TAXCAP, there are special TAXCAP rules described in this section that apply to you. In addition to cash or HP stock distributions upon termination of employment, you may also receive your distribution in installments or various annuity forms of benefit single life, joint and survivor or term certain annuities. Former Avantek, EEsof and CMS plan participants may also elect an in-service withdrawal of any money formerly attributed to a rollover account in the Avantek, EEsof and CMS plans.

 Upon termination of employment, you will need spousal consent to receive your distribution in any form other than a joint and survivor annuity. You will also need spousal consent to receive in-service withdrawals (at age 59 1/2, for hardship, or for an Avantek rollover account) as well as for loans.

 Loan requests for acquisition employees will be processed through TAXCAP Administration on a daily basis. Acquisition employees can call Fidelity at 800-457-4015 to request a loan application. Fidelity will mail the application to the home address on file. You will need to check the appropriate marital status on the application, sign the application, and, if you are married, have your spouse sign the consent for the withdrawal and have the spousal consent form witnessed by either a plan representative or a notary public. The completed forms need to be mailed to TAXCAP Administration at Corporate Offices for processing. TAXCAP Administration will review the application for accuracy and release the loan for processing by Fidelity. Fidelity will issue the loan check on the next business day after the loan application has been approved and released by TAXCAP Administration.

 The rules regarding beneficiary designations described at page 174 will apply to you. In addition, if you name someone other than your spouse as beneficiary before the plan year in which you turn age 35, you must complete a new beneficiary form in the plan year you turn age 35 or your spouse will automatically become your beneficiary.

 Special claim forms for former Avantek, AOT, EEsof, and CMS plan participants have been prepared and will be provided to you as needed. These forms will reflect the special rules described in this section.

 How To Make Changes Or Receive Your Money

 This chart provides a brief summary of how to change the way you are participating in TAXCAP and to receive money from your account.

 If You Want To...            You Need To...
 ---------------------        --------------------------------------
 Enroll in the Plan.          Call TABS at 800-262-TABS or Telnet
                              857-TABS and enroll in TAXCAP. You
                              must enter your desired TAXCAP
                              deferral percentage and specify the
                              investment mix you want in whole
                              percent increments. Investment mixes
                              must total 100 percent. Once you
                              have enrolled in TAXCAP, your
                              participation will begin in the
                              first pay period after you become
                              eligible. It is your responsibility
                              to complete a beneficiary
                              designation form for TAXCAP and
                              return it to the USESC upon enrollment.

 Change your deferral         Call TABS and make the desired
 percentage.                  TAXCAP deferral percentage changes.
                              TABS will tell you when your changes
                              will become effective.

 Stop making deferrals into   Call TABS and change your deferral
 TAXCAP (that is, change      to 0 percent.  Your deferral will stop
 change the percentage        as of the first possible pay period after you
 to zero).                    call TABS. TABS will tell you when
                              your deferrals will be stopped.

 Resume making deferrals to   Call TABS to re-enroll. TABS will
 TAXCAP after you have        tell you when you are eligible to begin
 stopped.                     deferrals again.

 Resume making deferrals      Take no action. Your deferrals will
 after a period of            resume automatically at the previous
 suspension due to a formal   percentage when you return. If you
 leave of absence.            wish to change your percentage or
                              cease deferrals entirely, call TABS
                              upon your return. TABS will tell you
                              when your deferral amount will be
                              changed or stopped.

 Change your beneficiaries.   Complete a new beneficiary form. If
                              you are married and your spouse is
                              not named as your sole beneficiary,
                              your TAXCAP account will be
                              distributed to your spouse upon your
                              death unless the spousal consent
                              section on the beneficiary form is
                              completed. The change in beneficiary
                              will be effective when the completed
                              beneficiary form is received by USESC.

 Apply for a withdrawal       Call Fidelity Investments at
 after age 59 1/2.*           800-457-4015 to obtain an
                              application. Once Fidelity mails you
                              the application, sign it and send it
                              to TAXCAP Administration.

 Apply for a hardship         Call Fidelity Investments at
 withdrawal.*                 800-457-4015 to obtain an
                              application. Once Fidelity mails you
                              the application, sign it and send it
                              to TAXCAP Administration.

 Apply for a loan.*           Call Fidelity Investments at
                              800-457-4015 to initiate a loan.
                              Once you have agreed to the terms of
                              your loan, your account will be
                              liquidated for the loan amount. The
                              TAXCAP Loan Agreement and Promissory
                              Note and loan check will be mailed
                              to you.

 Elect payout options.**      To receive payment of your TAXCAP
                              account balance you should call Fidelity at 800-457-4015 after you have received the TAXCAP termination kit from Fidelity.

 * Special rules for certain acquisition employees apply here (see page 181 for details).
 ** Special rules for certain acquisition employees apply here (see page 178 for details)

 How To Claim Benefits

 To receive payment of your TAXCAP account balance, follow the procedures under "When Payouts are Made on page 178).

 If information provided results in incorrect benefit amounts (whether the information is false, wrong or incomplete), the benefit amount will be adjusted. If TAXCAP pays a larger benefit amount than it should have, reasonable steps will be taken to recover the overpayment.

 If a Qualified Domestic Relations Order has required TAXCAP to set aside a portion of your account for payment to your ex-spouse or children, you will have no rights to that portion of the value of your account. If TAXCAP determines that a person who is to receive benefits has become unable to handle them properly, HP may make any reasonable arrangement to distribute the benefits on the person's behalf.

 If A Claim Is Denied

 If all or part of a claim is denied, HP will notify the claimant (you or your beneficiary) in writing, within 90 days after the claim is received. This notice will explain:

 * Why the claim was denied and the specific Plan provisions on which the denial is based.

 * What additional information is needed and why.

 * How to appeal the denial.

 * The Plan's review procedure.

 If you or your beneficiary do not receive this notice within 90 days after HP receives the claim, you or your beneficiary can consider the claim denied. To appeal a claim denial, use the procedure described in the next section.

 How to Appeal a Denied Claim

 You or your beneficiary can appeal a denied claim by submitting a written request for the appeal to the Plan's Review Panel. You or your beneficiary must make the request within 60 days after the date of the denial. If you or your beneficiary do not receive a written denial, you must make the request within 150 days after the date you first filed the claim.

 Send the written request to:

 Review Panel Under the Hewlett-Packard Company
 Tax Saving Capital Accumulation Plan
 3000 Hanover Street, 20BAX
 Palo Alto, CA 94304

 The request must explain why you or your beneficiary believe an appeal is in order and it must include supporting facts and any other pertinent information. HP will let you or your beneficiary review any pertinent documents which legally can be disclosed in preparing the request.

 The Review Panel will act upon the request within 60 days after receiving it. The Panel may ask for additional time, but a decision, in writing, will be given within 120 days after the date of the written request for appeal. You or your beneficiary will receive a written explanation of the reasons for the Panel's decision. If you or your beneficiary do not receive notice of the Panel's decision by the end of the 120-day period, you may consider the appeal denied.

 If the Panel decides that benefits should have been paid, HP will take whatever action is necessary to pay them as soon as possible after receiving notice of the Panel's decision.

 You Cannot Assign Benefits

 No action can be taken to assign your interest in the Plan or your account to anyone other than you. However, a court order that divides your benefits under this Plan as part of a marital settlement agreement will be allowed if it is a Qualified Domestic Relations Order as defined by law and approved by HP.

 How You Can Make Rollover Contributions

 If you are a newly hired or rehired employee, you may be able to make a rollover contribution to the Plan before you are otherwise eligible to enroll. You may do this as described in this section if the check is made payable to you. You may also make a direct rollover, as prescribed by law, into TAXCAP if the check is made payable to Fidelity Investments as trustee of the TAXCAP.

 A rollover contribution is a contribution you make to the Plan with the funds distributed to you from another qualified retirement plan in order to preserve the tax deferred status of the money. A rollover contribution will be allowed if HP decides that all IRS requirements have been met.

 There are two situations when you may make a rollover contribution to TAXCAP with a payout from a qualified retirement plan from a previous employer:

 * You are still in possession of this payout and less than 60 days have elapsed since the date the payout was received by you.

 * You originally rolled the payout into a new and separate IRA.

 Contact the U.S. Employee Service Center or go to personnel on the Web for a rollover contribution form if you think you are qualified.

 If You Leave and Are Rehired

 If you leave HP and are rehired, your eligibility to enroll will be measured from your original hire date, as if you had never left. It does not matter whether you had previously participated in TAXCAP or not. Therefore, if less than a year has passed since your original hire date, you become eligible to enroll, after you are on HP's payroll, on the same entry date on which you would have been eligible when you were first hired. If more than a year has passed since your original hire date and you are already eligible to enroll when you return, you may enroll immediately or during any following pay period, after you are on HP's payroll.

 Under no circumstances will you receive a payout while on HP's payroll. Payment cannot be made until you leave HP or die.

 What Circumstances Can Affect Your Benefits

 The chart below describes situations which can affect your benefits.

 This Situation              Has This Effect on Your Account
 -------------------------   ---------------------------------------------
 You leave HP.               Your deferrals and HP's contributions
                             end. You may elect a payout option of HP stock, and/or cash, or direct rollover to a Fidelity Investments or other IRA, or qualified plan of your choice.
                             TAXCAP termination distributions are
                             processed after you notify Fidelity by
                             phone of your payout option.

 You take an unpaid          Your deferrals and HP's contributions
 personal, military or       are suspended during leave of absence.
 Family and Medical Leave    Your deferrals and HP's contributions
 Act leave of absence.       resume automatically once you return
 You take a medical leave    to active employment status. You are
 of absence and are not      not eligible to take a loan while on
 integrating FTO with IPP.   leave of absence.

 You are on medical leave    You may continue your deferrals and
 of absence, you are         contributions under TAXCAP.  The amount
 disabled and on the HP      contributed will be a percentage of
 Income Protection Plan,     both your IPP benefits and the FTO pay
 integrating FTO and in      you receive from HP while on IPP.
 the first 90 days of        You are not eligible to take a loan
 disability.                 while on IPP.

 You are on medical leave    As with FTO accrual, cash profit-sharing
 of absence, you are         and the Stock Purchase Plan, you will no
 disabled and have been      longer be able to continue deferrals to
 on Income Protection        TAXCAP.  You are not eligible to take a loan
 for 90 days.  You are       while on IPP.
 still integrating FTO
 benefits.

 You die.                    Your deferrals and HP's contributions end.
                             Your beneficiaries may elect a payout
                             option of HP stock, and/or cash or a
                             direct rollover to an IRA. TAXCAP
                             termination distributions are processed
                             after payment application forms from the beneficiary are received by TAXCAP Administration.

 When Your Participation Is Automatically Suspended

 Your participation in TAXCAP is automatically suspended while you are on:

 * A leave of absence without pay

 * A non-U.S. Hewlett-Packard payroll

 * The HP Income Protection Plan after 90 days of disability. (The suspension will start with the pay period after the 90th day.
   However, your deferrals before the 90th day will be eligible for HP's contributions.)

 During this time, you cannot make deferrals and HP will not make any contributions to your account. Your account will continue to share in the performance of the investment alternatives you have selected.
 Your deferrals will automatically resume when you return to active employment status.

 Upon return to employment from "military service" as defined in the Uniformed Services Employment and Re-employment Rights ACT (USERRA), you have the right to make deferrals into TAXCAP for the period of your unpaid military leave of absence. If you elect to make such deferrals, HP will also make a company match. The amount of your deferrals and company match will be as allowed by TAXCAP and USERRA. If you wish to make such contributions contact TAXCAP Administration.

 How Your Deferrals May Be Limited

 The Internal Revenue Code places a limit on the amount you may defer in TAXCAP during a calendar year. This limit is $9,500 for calendar year 1997. This limit does not include HP's contributions.

 In addition, the IRS requires the Plan to pass a special test - called a non-discrimination test - designed to ensure a fair mix of deferrals and HP's contributions among employees at all income levels. If the Plan does not meet the test, it may be necessary to reduce the deferral rate of higher-paid participants from time to time. If so, the percentage of pay that those participants may defer may be reduced below 10 percent. You will be notified if you are affected by this test.

 TAXCAP deferrals may only be taken from the first $160,000 of covered compensation (generally, wages or salary, commissions and shift differential) in the plan year January 1, 1997 through December 31, 1997. This limitation will be periodically adjusted for cost of living by the Secretary of the Treasury.

 TAXCAP Participation Does Not Affect Your Other HP Benefits
 Although participating in TAXCAP reduces your taxable pay, it does not affect your Social Security or other pay-related-HP benefits, nor will participation affect future pay increases.

 Changing or Ending The Plan

 Although HP expects to continue the Plan indefinitely, HP reserves the right to amend or terminate the Plan at any time. No amendment of the Plan will reduce the benefits that any participant has accumulated before the date the amendment is adopted, except as allowed by law.

 The assets of the trust fund exist to provide benefits under the Plan and to pay reasonable expenses of administering the Plan. No amendment may divert any part of the assets for other purposes.

 If the Plan is terminated, each participant retains a 100 percent vested non-forfeitable right in his or her Plan accounts. No part of the trust funds will revert to HP.

 Under present law, the Pension Benefit Guaranty Corporation does not insure the adequacy of trusts such as TAXCAP. Therefore, benefits under TAXCAP are not insured.

 This Plan is subject to Internal Revenue Service approval under the Internal Revenue Code. The Plan and this book are subject to any changes required by the Internal Revenue Service to meet applicable federal rules and regulations.

 Income Tax Withholding

 The Unemployment Compensation Amendments of 1992, impose a mandatory 20 percent federal tax withholding rate on distributions that are not directly and immediately rolled over to an individual retirement account or individual retirement annuity (both referred to as IRAs) or to another qualified plan.

 If you request that any portion of your TAXCAP account balance be paid directly to you, you will have 20 percent of that distribution withheld as federal income taxes. In general, this applies to most distributions, e.g., a distribution upon termination from HP, a withdrawal at or after age 59 1/2 or a hardship withdrawal - but not a TAXCAP loan.

 The Company will provide you with a statement entitled TAXCAP Special Tax Notice Regarding Plan Payments whenever you make a withdrawal from the Plan. This statement will give you general information about taxation of your benefits at the time your benefits are payable.

 Special rules apply for payments made to individuals who live outside the U.S.

 How The Plan Is Funded

 HP makes its contributions to the Plan's trust fund based on the amount contributed by Plan participants. Assets in this trust are invested according to the directions of the Plan participants within the guidelines established by HP.

 All the money in this trust is used exclusively for providing Plan benefits to eligible employees and beneficiaries and for paying the cost of administering the Plan.

 How The Stock Purchase Plan Compares To TAXCAP

 The following chart compares the Stock Purchase Plan to TAXCAP.

                                   A Comparison

                  Stock Purchase Plan          TAXCAP
                  -------------------          --------------------------
 Eligibility      Regular full-time and        Regular full-time and
                  regular part-time employees  regular part-time employees
                  one year after your          one year after your original
                  original hire date.          hire date.

 Earliest Date    February 1, May 1,           February 1, May 1, August 1,
 Participation    August 1 or November 1,      or November 1, after you meet
 Starts           after you meet eligibility   eligibility requirements.
                  requirements.

 Employee         Generally 1 to 10             Generally 1 to 10 percent of
 Contributions    percent of pay.               pay, or 1 to 12 percent of
 or Deferrals     Combined maximum of 10        pay depending on your
 (see tables,     percent if you are in both    TAXCAP annual compensation
 page 175)        Plans and in the Stock        (Form combined Plan rules,
                  Purchase Plan at more than    see tables on page 175.)
                  5%.  (For combined Plan
                  rules, see tables on page
                  175).

 Company Shares   For every two Employee        One dollar for every dollar
 or               Shares you purchase,          you contribute for the
 Contribution     HP contributes one            first 1 percent, 2 percent
                  share.  The Company Shares    or 3 percent of your pay.
                  are subject to a two-year     $.50 for every dollar on
                  restriction period.           the next 2 percent
                                                percent of your pay. No
                                                HP match above 5 percent
                                                of your pay.

 Income Taxes     Income taxes are              Income taxes are not
 on Employee      withheld from                 from your deferral amounts.
 Contributions    your contributions.
 or Deferrals     Taxes are also withheld
                  at the time of purchase
                  at quarter end, if the
                  valuation price is greater
                  than the purchase price.

 Withholding      Income taxes are              Income taxes are not
 Taxes on         withheld on Company           withheld from company
 Company          Shares at the end of the      contributions.
 Contributions    restriction period.

 Access to Funds  Unrestricted shares can       Leaving HP or upon death;
                  be withdrawn or sold at       in-service withdrawals
                  any time.  To receive         ($1,000 minimum) are
                  Company Shares you must       available at age 59 1/2;
                  hold your Employee Shares     in-service hardship
                  for two years; or upon        withdrawals are available
                  retirement or death.          meeting certain IRS
                  Company Shares are            requirements.
                  forfeited upon termination
                  during the two-year
                  restriction period.

 Loans From       Not allowed.                  Allowed $1,000 minimum.
 Account

 Form of Payout   HP stock or cash.             HP stock, cash, direct
                                                rollover to an IRA or
                                                qualified plan, or a
                                                combination.

 Stopping         If you withdraw from the      Your deferrals stay in
 Contributions    Stock Purchase Plan, your     trust.  HP contributions
 or Deferrals     contributions for the         at the end of the quarter.
                  quarter are refunded and
                  no company contributions
                  will be made. If your
                  withdrawal is due to a
                  leave of absence, purchase
                  and match will occur.